Exhibit 10.23

[Bumble Letterhead]

March 10, 2023

Re: Double-Trigger Vesting Amendment

Dear Award Holder,

You are receiving this letter (this “Letter”) because you hold one or more awards (each, an “Award”) under the Bumble Inc. 2021 Omnibus Incentive Plan (the “Plan”). For additional information regarding your Award(s), please refer to your Schwab account and your award agreement(s) (each, an “Award Agreement”).

We are pleased to inform you that the Board of Directors (the “Board”) of Bumble Inc. (“Bumble”) approved the following amendments to the portion of your Award that is subject to vesting on the earlier of (x) achievement of specified exit-vesting terms and (y) a time-vesting schedule (the “Modified Award”):1

1.
CIC Treatment Amendment: The Board approved an amendment to the Modified Award to provide that this Award will not automatically be forfeited (to the extent unvested) upon a “Change in Control” (as defined in the Plan, a “CIC”) such that, (i) subject to your continued employment or service through such event, your Modified Award will not be forfeited upon the occurrence of a CIC, and (ii) following a CIC (x) subject to your continued employment or service through the applicable date, your Modified Award will be eligible to continue vesting pursuant to the applicable time-vesting schedule and (y) your Modified Award will be eligible to vest in connection with a CIC Qualifying Termination (as set forth below).
2.
Double-Trigger Vesting Amendment: The Board approved the addition of “double-trigger” vesting treatment of your Modified Award. Please note that the portion of your Award that is not the Modified Award is already subject to “double‑trigger” vesting treatment.

For purposes of the Modified Award, “double-trigger” vesting treatment means that, if your employment or service is terminated by Bumble or one of its subsidiaries without “Cause” (as defined in your Award Agreement(s)) or by you for “Good Reason” (or similar concept) (as defined in your employment or service agreement, but only if such agreement contains a definition of “Good Reason” or similar concept), in either case, in the two-year period following a CIC (a “CIC Qualifying Termination”), your Modified Award will accelerate and vest and become exercisable (if applicable) in full upon such termination.

For the avoidance of doubt, except as provided in this Letter, your Award(s) remains unchanged and will continue in full force and effect in accordance with your Award Agreement(s) and the underlying Plan documents.

If you have any questions, please reach out to the Equity Administration Team at equity@team.bumble.com. We thank you for your continued hard work and dedication to Bumble!

Sincerely,
Bumble Inc.

/s/ Tariq Shaukat
Tariq Shaukat
President

1 For more information, see the August 22, 2022 letter regarding Additional Vesting Opportunity for Performance-Based Awards.